     As filed with the Securities and Exchange Commission on June 29, 1998
                                               Registration No. 333-56471
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                  ----------
                              AMENDMENT NO. 1 TO
                                 FORM S-3 /(1)/

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                INTERIORS, INC.
             (Exact name of registrant as specified in its charter)

                                    DELAWARE
         (State or other jurisdiction of incorporation or organization)

                                   13-3590047
                      (I.R.S. Employer Identification No.)

                             320 WASHINGTON STREET
                          MT. VERNON, NEW YORK   10553
                                 (914) 665-5400
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

          MAX MUNN                              COPY TO:
          PRESIDENT                     ARTHUR L. ZWICKEL, ESQ.
    320 WASHINGTON STREET        PAUL, HASTINGS, JANOFSKY & WALKER LLP
 MT. VERNON, NEW YORK 10553     555 S. FLOWER STREET, TWENTY-THIRD FLOOR
       (914) 665-5400                LOS ANGELES, CALIFORNIA  90071
                                             (213) 683-6000

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

      Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following
box.                                                                         [ ]
      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or
interest reinvestment plans, check the following box.                        [X]
      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.                      [ ]
      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.                                                       [ ]
      If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box.                                              [ ]

                                            CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------------
              Title of each                                      Proposed            Proposed
                class of                                          Maximum            Maximum
              securities to                  Amount to be     Offering Price        Aggregate           Amount of
              be registered                   Registered       Per Share (2)    Offering Price       Registration Fee (3)
-------------------------------------------------------------------------------------------------------------------------
Class A Common Stock, $.001 par value      4,654,645 Shares         $1.4844          (2) (3)                 $344.06
-------------------------------------------------------------------------------------------------------------------------

 (1) Pursuant to Rule 429, this Registration Statement and Prospectus also serve as an Amendment to Registration Statement. The Registrant previously registered (i) an aggregate of 3,800,000 Class WA Redeemable Common Stock Purchase Warrants ("Class A Warrants"), (ii) an aggregate of 4,081,250 Class WB Redeemable Common Stock Purchase Warrants ("Class B Warrants") (including 3,800,000 Class B Warrants issuable upon exercise of Class A Warrants), (iii) an aggregate of 2,290,000 Class WC Redeemable Preferred Stock Warrants ("Class C Warrants") (Class A Warrants, Class B Warrants and Class C Warrants are collectively referred to herein as "Redeemable Warrants"), (iv) an aggregate of 2,290,000 shares of Series A 10% Cumulative Convertible Preferred Stock, par value $.01 per share ("Series A Preferred Shares"), issuable upon exercise of Class C Warrants and (v) an aggregate of 17,291,250 shares of Class A Common Stock, par value $.001 per share ("Class A Shares"), issuable upon exercise of Class A Warrants and Class B Warrants and conversion of Series A Preferred Shares, and paid the applicable filing fee on such securities. The amount of filing fees previously paid in connection with the registration of such securities was approximately $23,762.49.

     The Class A Warrants, Class B Warrants, Class C Warrants, Class A Shares and Series A Preferred Shares referred to above were registered by the Registrant as follows: (a) 800,000 Class A Warrants, 1,081,250 Class B Warrants (including 800,000 issuable upon exercise of Class A Warrants) and 2,681,250 Class A Shares issuable upon exercise of Class A Warrants and Class B Warrants were registered on Form SB-2, as amended by Form SB-2/A filed on June 15, 1994 (Registration No. 33-77288-NY), (b) 3,000,000 Class A Warrants, 3,000,000 Class B Warrants issuable upon exercise of Class A Warrants and 6,000,000 Class A Shares issuable upon exercise of Class A Warrants and Class B Warrants were registered on Form SB-2, as amended by Form SB-2/A filed on January 30, 1995 (Registration No. 33-86296) and (c) 2,290,000 Class C Warrants, 2,290,000 Series A Preferred Shares issuable upon exercise of Class C Warrants and 8,610,000 Class A Shares issuable upon conversion of Series A Preferred Shares (including Series A Preferred Shares issuable upon exercise of Class C Warrants) were registered on Form SB-2, as amended by Form SB-2/A filed on September 18, 1995 (Registration No. 33-94404).

     As of June 1, 1998, there were 2,594,295 Class A Warrants outstanding, 1,306,443 Class B Warrants outstanding, 2,556,000 Class C Warrants outstanding and 666,668 Series A Preferred Shares outstanding. In addition, as of June 1, 1998 up to 2,556,000 Series A Preferred Shares were issuable upon exercise of Class C Warrants and up to 16,064,947 Class A Shares were issuable upon the exercise of outstanding Redeemable Warrants and conversion of Series A Preferred Shares (including Series A Preferred Shares issuable upon exercise of Class C Warrants). This Registration Statement and Prospectus is being filed for the purpose of meeting the requirements of Section 10(a)(3) of the Securities Act of 1933, as amended, with respect to 2,594,295 Class B Warrants issuable upon exercise of Class A Warrants, 2,556,000 Series A Preferred Shares issuable upon the exercise of Class C Warrants and 16,064,947 Class A Shares issuable upon exercise of Redeemable Warrants and conversion of Series A Preferred Shares.

              ___________________________________________________

 (2) Estimated solely for the purpose of calculating the registration fee with respect to an additional 785,715 shares included in this Amendment pursuant to Rule 457 under the Securities Act of 1933, as amended. The proposed maximum offering price was calculated based upon the average of the high and low price of the Common Stock, as reported on the Nasdaq SmallCap Market on June 24, 1998 pursuant to Rule 457(c) promulgated under the Securities Act of 1933, as amended.

 (3) A registration fee of $1,819.00 was previously paid with respect to 3,868,930 shares. A registration fee of $344.06 is being paid with respect to an additional 785,715 shares included in this Amendment.

 (4) This Registration Statement also covers such indeterminate number of additional Class A Shares as may be issued by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration which results in an increase in the number of outstanding Class A Shares.

              ___________________________________________________

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

      INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAW OF ANY SUCH STATE.

                   Subject to Completion, Dated June 29, 1998

PROSPECTUS
----------
                                INTERIORS, INC.
                                _______________

                   19,959,592 Shares of Class A Common Stock
          2,594,295 Class WB Redeemable Common Stock Purchase Warrants 2,556,000 Shares of Series A 10% Cumulative Convertible Preferred Stock
                                 ______________

      This Prospectus relates to (a) a total of up to 19,959,592 shares of Class A Common Stock, $.001 par value ("Class A Shares"), of Interiors, Inc., a Delaware corporation (the "Company"), issuable upon (i) exercise of 2,594,295 Class WA Redeemable Common Stock Purchase Warrants ("Class A Warrants") outstanding on June 1, 1998, (ii) exercise of 1,306,443 Class WB Redeemable Common Stock Purchase Warrants ("Class B Warrants") outstanding on June 1, 1998 and 2,594,295 Class B Warrants issuable upon exercise of Class A Warrants, (iii) conversion of 666,668 shares of Series A 10% Cumulative Convertible Preferred Stock, $.01 par value (the "Series A Preferred Shares") outstanding on June 1, 1998 and 2,270,000 Series A Preferred Shares issuable upon exercise of outstanding Class WC Redeemable Preferred Stock Purchase Warrants ("Class C Warrants"), (iv) conversion of 6% Convertible Notes in the aggregate principal amount of $1,700,000 and exercise of 198,333 attached warrants to purchase Class A Shares, (v) conversion of 15% Convertible Subordinated Notes in the aggregate principal amount of $1,000,000 and conversion of 286,000 Series A Preferred Shares issuable upon exercise of 286,000 Class C Warrants issued in connection therewith, (vi) conversion of 15% Convertible Subordinated Debentures in the aggregate principal amount of $270,000 and exercise of 27,000 attached warrants to purchase Class A Shares, and (vii) conversion of a 15% Senior Subordinated Convertible Redeemable Promissory Note in the principal amount of $250,000, exercise of 15,000 Class B Warrants issued in connection therewith and conversion of Series A Preferred Shares issuable upon exercise of 15,000 Class C Warrants issued in connection therewith, (b) a total of 2,594,295 Class B Warrants issuable upon exercise of Class A Warrants and (c) a total of 2,556,000 Series A Preferred Shares issuable upon exercise of Class C Warrants. The notes described in (a)(iv), (v), (vi) and (vii) above are collectively referred to herein as the "Notes," and the warrants attached to certain Notes described in
(a)(iv) and (vi) above are collectively referred to herein as the "Note Warrants." The Notes and the Note Warrants were issued in March 1998 and April 1998 in connection with various financings by the Company. The Class A Shares and the Series A Preferred Shares are sometimes collectively referred to herein as the "Shares."

      Each Class A Warrant entitles the holder thereof to purchase one Class A Share and one Class B Warrant, at an exercise price of $1.50 per Class A Warrant, at any time through June 30, 1998 (the "Class A Warrant Expiration Date"). Each Class B Warrant entitles the holder thereof to purchase one Class A Share, at an exercise price of $2.00 per Class B Warrant, at any time through June 22, 1999 (the "Class B Expiration Date"). Each Class C Warrant entitles the holder thereof to purchase one Series A Preferred Share, at a price of $5.50 per Class C Warrant, at any time through September 18, 2000 (the "Class C Expiration Date"). The Class A Warrants, Class B Warrants and Class C Warrants are collectively referred to herein as the "Redeemable Warrants." Each Series A Preferred Share is convertible at the election of the holder thereof into three Class A Shares. The Registration Statement on Form S-3, of which this Prospectus is a part, amends the prior registration statements covering the Redeemable Warrants to reflect the Company's lowering of the exercise price of the Class A Warrants in September 1995 to $1.50 per Class A Warrant, and of the Class B Warrants in January 1996 to $2.00 per Class B Warrant, and the Company's extension of the Class A Expiration Date to June 30, 1998 and of the Class B Expiration Date to June 22, 1999. The Notes are convertible into Class A Shares at the election of the holders thereof beginning 180 days after the date of issuance of the Notes. The terms of the Notes, Note Warrants, Class A Shares, Series A Preferred Shares and Redeemable Warrants, including the terms upon which the Company may redeem each class of Redeemable Warrants, are more fully described herein under "Description of Securities."

      Based on the number of Class A Warrants, Class B Warrants and Class C Warrants issued and outstanding as of June 1, 1998, and on the number of Class B Warrants for which outstanding Class A Warrants were exercisable as of such date, in the event that all such Redeemable Warrants are exercised prior to the applicable Warrant Expiration Dates and prior to their redemption by the Company pursuant to the terms thereof, the Company will receive (i) up to $3,891,442.50 upon the issuance of the Class B Warrants and Class A Shares underlying the Class A Warrants at an exercise price of $1.50 per Class A Warrant, (ii) up to $7,831,476.00 upon the issuance of the Class A Shares underlying the Class B Warrants (including the Class B Warrants issuable upon the exercise of the Class A Warrants) at an exercise price of $2.00 per Class B Warrant, and (iii) up to $14,140,500.00 upon the issuance of the Series A Preferred Shares underlying the Class C Warrants at an exercise price of $5.50 per Class C Warrant. In the event that all the Note Warrants are exercised prior to their applicable expiration dates, the Company will receive up to $401,082.75 upon the issuance of the Class A Shares underlying the Note Warrants. The Company will not receive any proceeds upon conversion of the Notes or Series A Preferred Shares into Class A Shares. The foregoing possible proceeds are before deduction of expenses, including legal, accounting and miscellaneous expenses payable by the Company, which are estimated to be $67,163.00. See "Use of Proceeds" and "Plan of Distribution."

      The Class A Shares are currently listed for quotation on the Nasdaq Small Cap Market ("NASDAQ") under the symbol "INTXA." On June 23, 1998, the last reported sales price for the Class A Shares as reported by NASDAQ was $1.50.
The Series A Preferred Shares are currently listed for quotation on NASDAQ under
the symbol "INTXP."   On June 23, 1998, the last reported sales price for the
Series A Preferred Shares as reported by NASDAQ was $4.50. The Redeemable Warrants are traded on NASDAQ under the symbols "INTXW" for the Class A Warrants, "INTXZ" for the Class B Warrants and "INTXL" for the Class C Warrants. On June 23, 1998, the last reported sales prices for the Class A Warrants, the Class B Warrants and the Class C Warrants as reported by NASDAQ were $.3438 for the Class A Warrants, $0.4063 for the Class B Warrants, and $1.00 for the Class C Warrants.

      THE OFFERING INVOLVES A HIGH DEGREE OF RISK. FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SHARES, SEE "RISK FACTORS."

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.

                                _______________

                  The date of this Prospectus is June __, 1998

                             AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Copies of such reports, proxy and information statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site at (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

      The Company's Class A Shares, Series A Preferred Shares, Class A Warrants, Class B Warrants and Class C Warrants are listed on NASDAQ and reports, proxy and information statements and other information concerning the Company may be inspected at the offices of the National Association of Securities Dealers, Inc., 9513 Key West Avenue, Rockville, Maryland 20850.

      The Company has filed with the Commission (i) a Registration Statement under the Securities Act on Form SB-2, as amended by Form SB-2/A filed on June 15, 1994, (ii) a Registration Statement under the Securities Act on Form SB-2, as amended by Form SB-2/A filed on January 30, 1995, (iii) a Registration Statement under the Securities Act on Form SB-2 as amended by Form SB-2/A filed on September 14, 1995, (iv) a Registration Statement under the Securities Act on Form SB-2, as amended by Form SB-2/A filed on August 14, 1997, and (v) a Registration Statement on Form S-3 (together with any amendments and exhibits thereto, (i) through (v), collectively, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Class A Shares offered hereby. This Prospectus is part of the Registration Statement and does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. For further information with respect to the Company and the offering pursuant to this Prospectus, reference is made to such Registration Statement, which may be inspected without charge at the Commission's office in Washington, D.C., and copies of all or any part thereof may be obtained from such office after payment of fees prescribed by the Commission.

                               TABLE OF CONTENTS
                               -----------------

                                                      Page
                                                      ----
       Available Information.......................      3
       Incorporation by Reference..................      4
       Forward-Looking Statements..................      4
       The Company.................................      5
       Risk Factors................................      6
       Material Changes............................     13
       Description of Securities...................     14
       Plan of Distribution........................     16
       Use of Proceeds.............................     17
       Experts.....................................     17
       Indemnification of Directors and Officers...     18

       NO DEALER, SALESMAN OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                           INCORPORATION BY REFERENCE

       This Prospectus incorporates by reference certain documents which are not presented herein or delivered herewith. These documents are available upon request from Al San Filippo, Interiors, Inc., 320 Washington Street, Mt. Vernon, New York 10553, Telephone (914) 665-5400.

       The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any and all of the information that has been incorporated herein by reference, other than exhibits to such information, unless such exhibits are specifically incorporated herein by reference into the information that this Prospectus incorporates. Requests for such documents should be directed to the person indicated in the immediately preceding paragraph.

       The following documents, which have been filed with the Commission pursuant to the Exchange Act, are hereby incorporated by reference herein:

       (a) Company's Annual Report on Form 10-KSB for the year ended June 30, 1997;

       (b) Company's Quarterly Reports on Form 10-QSB for the quarters ended September 30, 1997, December 31, 1997 and March 31, 1998;

       (c) Company's Current Report on Form 8-K, as filed with the Commission on March 25, 1998 and as amended by the Company's Current Report on Form 8-K/A as filed with the Commission on May 26, 1998;

       (d) Company's Current Report on Form 8-K, as filed with the Commission on April 6, 1998 and as amended by the Company's Current Report on Form 8-K/A as filed with the Commission on May 29, 1998; and

       (e) The description of the Class A Shares, the Series A Preferred Shares and the Redeemable Warrants contained in the Company's Registration Statement under the Securities Act on Form SB-2, as amended by Form SB-2/A filed on June 15, 1994, in the Company's Registration Statement under the Securities Act on form SB-2, as amended by Form SB-2/A filed on January 30, 1995, in the Company's Registration Statement under the Securities Act on Form SB-2, as amended by Form SB-2/A filed on September 14, 1995, and the Company's Registration Statement under the Securities Act on Form SB-2, as amended by Form SB-2/A filed on August 14, 1997.

       All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of this offering shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. All information appearing in this Prospectus or in any document incorporated herein by reference is not necessarily complete and is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated by reference herein and should be read together with such information and documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that is deemed to be incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


                           FORWARD-LOOKING STATEMENTS

       Certain statements contained or incorporated by reference in this Prospectus constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, those set forth in this Prospectus, including under the caption "Risk Factors." Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such statements or to publicly announce any updates or revisions to any of the forward-looking statements contained herein to reflect any change in the Company's expectation with regard thereto or any change in events, conditions, circumstances or assumptions underlying such statements.


                                  THE COMPANY

       Since 1990, Interiors, Inc., a Delaware corporation (the "Company"), has been engaged in the manufacturing and marketing of museum quality traditional and contemporary picture frames and framed mirrors to museums, art galleries, interior decorators, collectors and frame retailers. The Company has historically had two primary operating divisions: the Custom Framing Division, which, through its A.P.F. Master Framemakers and Conservators Division ("APF"), is engaged in the manufacture of antique and contemporary picture frames for museums, art galleries, designers, collectors and frame retailers; and the Wholesale Division, which manufactures and markets high-end traditional and contemporary mirrors which are sold through upscale retail furniture and department stores.

       In March 1998, the Company completed two acquisitions which provide the Company with an expanded breadth of product offerings in the home decorative accessories industry and are expected to result in a significant increase over the Company's revenues of $5,792,131 in fiscal year 1997. On March 10, 1998, the Company entered into, and consummated, an Agreement and Plan of Merger whereby Henlor, Inc. ("Henlor"), a Los Angeles, California-based company, has become a wholly-owned subsidiary of the Company. Henlor, through its wholly-owned subsidiary Vanguard Studios, Inc. ("Vanguard"), designs, manufactures and wholesales decorative accessories for the home, including framed hand-painted oil paintings, framed prints under glass, wall mirrors, lamps, sculptures and decorative tabletop accessories. On March 23, 1998, the Company entered into, and consummated, an Agreement and Plan of Merger whereby Merchandise Sales, Inc. ("MSI"), another company based in Los Angeles, California, has become a wholly-owned subsidiary of the Company through a merger with and into the Company's wholly-owned subsidiary, Artmaster Studios, Inc. ("Artmaster"). MSI (and, after the merger, Artmaster) designs, manufactures and wholesales wall decor and lighting products for the home to slightly lower-priced market segments than Vanguard.

       On April 21, 1998, the Company and Decor Group, Inc., a Delaware corporation ("Decor"), entered into an Agreement and Plan of Merger approved by their respective Boards of Directors, whereby each issued and outstanding share of common stock, par value $.0001 per share, of Decor (other than those owned by the Company), will be converted into the right to receive 0.50 of the Company's Class A Shares. Upon and in the event of the consummation of the merger of Decor with and into the Company, the Company will engage in the design, manufacturing and marketing of metal wall, table and freestanding sculptures. The Company has been an affiliate of Decor since the inception of Decor in 1996, and as of the date of the announcement of the merger owned approximately 86% of the voting securities of Decor.

       On June 2, 1998, the Company announced that it had reached an oral agreement to purchase all of the issued and outstanding common stock of Windsor Art, Inc., a Missouri corporation ("Windsor"). Consummation of this transaction remains subject to the negotiation and execution of a definitive purchase agreement. Windsor engages in the manufacture and distribution of decorative mirrors and framed prints to furniture stores, designers, hotels and department stores throughout the United States.

       The Company has historically operated two showrooms, one in New York City and one at the Company's executive offices located in Mt. Vernon, New York.
With the acquisitions of Henlor and MSI, the Company has added two large showrooms in High Point, North Carolina, and two showrooms in San Francisco.

       The Company was originally incorporated in New York in October 1990 under the name A.P.F. Holdings, Inc., which subsequently merged with and into Interiors, Inc., a Delaware corporation, in March 1994. The Company's principal executive offices are located at 320 Washington Street, Mt. Vernon, New York 10553; its telephone number is (914) 665-5400.

                                  RISK FACTORS

       An investment in the Shares offered hereby involves a high degree of risk. The following risk factors should be considered carefully in evaluating an investment in the Shares offered hereby.

RISKS ASSOCIATED WITH COMPANY ACQUISITION GROWTH STRATEGY; NO ASSURANCE OF ABILITY TO MANAGE GROWTH; DEPENDENCE ON OUTSIDE FINANCING SOURCES

       A significant component of the Company's strategy is to grow in size and breadth of product offerings through acquisitions, such as the acquisitions of Henlor and MSI and the agreement to acquire Decor. See "The Company." Certain risks are inherent in an acquisition strategy, such as increasing leverage and debt service requirements and combining disparate company cultures and facilities. The process of integrating the recently acquired businesses of Henlor, MSI and Decor may involve unforeseen difficulties and may require a disproportionate amount of management's attention and the Company's financial and other resources. Failure by the Company to successfully integrate the businesses of Henlor, MSI and Decor could have a material adverse effect on the Company's results of operations and financial condition. The loss of, or changes in buying patterns of, any significant customers of Henlor, MSI or Decor would likely have an adverse effect on the Company's business, financial condition and results of operations. The full impact of these acquisitions on the Company cannot be forecasted at this time. There can be no assurance that the Company will be able to integrate successfully the operations, facilities and management of Henlor, MSI and Decor or realize any benefits from these acquisitions.

       Although additional acquisitions may enhance the Company's ability to increase net income over time, such acquisitions will present greater administrative burdens, increased exposure to uncertainties inherent in acquisitions and marketing new products and services, the financial risks of additional operating costs and potential additional interest costs. There can be no assurances that management can manage the specific expansion described herein, nor can there be any assurance that the Company will be able to recruit the necessary managers and employees required for such growth. The Company will also most likely need to obtain additional equity or debt financing in order to complete such acquisitions and realize on its business strategy. There can be no assurance that the Company will be able to conclude any acquisitions in the future on terms favorable to it, or at all, or that, once consummated, such acquisitions will be advantageous to the Company.

       The size, timing and integration of possible future acquisitions may cause substantial fluctuations in operating results from quarter to quarter. As a result, operating results for any quarter may not be indicative of the results that may be achieved for any subsequent fiscal quarter or a full fiscal year.

FINANCIAL CONDITION

       The Company's independent public accountants have modified their report on the Company's financial statements for the fiscal year ended June 30, 1997 by adding an explanatory fourth paragraph with respect to the Company's ability to continue as a going concern. The Company's ability to continue as a going concern is dependent upon the achievement of certain initiatives currently in progress. Sales from operations for the Company's custom frame division for the nine months ended March 31, 1998 increased by approximately $3,267,000 to approximately $6,225,000, or 110% over the approximately $2,958,000 for the nine-month period ended March 31, 1997. The Company expects to continue to grow its custom frame division, and is also currently undertaking additional initiatives to improve its results of operations. With the consummation of the acquisitions of Henlor and MSI, management believes that the Company has further improved its financial condition. However, the Company's ability to continue as a going concern is dependent upon its ability to integrate the operations of Henlor and MSI into the Company and to consummate other potential acquisitions, including the acquisition of Decor. There is no assurance that the Company will be able to successfully achieve these initiatives.

In addition, no assurances can be given that these actions, or any subsequent actions, will materially improve the Company's financial condition.

SIGNIFICANT FINANCING COSTS

       Currently, the Company incurs significant costs in the financing of its business operations, and currently has notes payable in the aggregate principal amount of approximately $10,362,000. Two principal sources of financing are currently available to the Company. On February 15, 1995, the Company entered into an asset based financing agreement with United Credit Corporation ("United"). As of March 31, 1998, the amount due to United was approximately $1,443,000. Interest is determined at an annual rate of 16% plus related fees. The Company currently maintains a line of credit with Bank of New York based on certain inventories, bearing interest at a rate of prime plus 1% (9.50% as of the date of this Prospectus). As of March 31, 1998, the balance of the line of credit was approximately $315,000. The Company and Bank of New York have agreed that commencing December 1, 1997 the line of credit will be reduced by $10,000 per month. There can be no assurance that cash flow from operations will be sufficient for the foreseeable future to meet debt service requirements and to make possible acquisitions and capital expenditures. The Company is currently pursuing alternative financing arrangements, but at of the date of this Prospectus, no such arrangements have been made and there can be no assurance that any will be made in the future.

       During November 1997 the Company borrowed $250,000 from Ekistics Corp. This loan is due December 31, 1998 and bears interest at 12% per annum. In addition, the Company has outstanding $500,000 under a loan facility with BH Funding as of March 31, 1998. The maturity date of the loan is April 28, 1999, and the loan bears interest at an annual rate of 15%. The Company's subsidiary, Henlor, had $2,448,000 in outstanding revolving bank debt as of March 31, 1998 owing to Capital Business Credit. The debt bears interest at an annual rate of prime plus 4%. The Company's recent issuance of convertible notes in the aggregate principal amount of $3,220,000 places further financial constraints on the Company. For a more complete discussion of the terms of such notes, see "Material Changes."

       In connection with the Company's two recent acquisitions of Henlor and MSI, the Company and its wholly owned subsidiaries have issued three promissory notes in the aggregate principal amount of $1,604,379. Two subordinated promissory notes (the "MSI Notes") in the aggregate principal amount of $810,000, each with a maturity date of March 31, 1999, were issued to Robert M. Perkowitz, as trustee of the former shareholders of MSI, and a promissory note (the "Henlor Note") at an interest rate of 8% per annum, in the aggregate principal amount of $794,379, with a maturity date of December 1, 2000, was issued by Henlor, Inc. to Michael H. Greeley, as representative for each of the former shareholders of Henlor.

       No assurances can be given that the Company will be able to enter into alternative financing arrangements, nor can assurances be given that such alternative arrangements will be on terms more favorable to the Company than, or comparable to, the Company's current financing arrangements.

CUSTOMER CONCENTRATION

       APF has historically conducted significant business activities with certain major customers, resulting in a concentration of revenues in that division from these customers. Revenues from shipments to three national fashion retailers, Victoria's Secret, Abercrombie & Fitch, and The Limited, traditionally have represented, in the aggregate, approximately one-third of APF's total revenues. Artmaster and Vanguard target moderate-price markets and share many of the same customers, which are primarily furniture specialty chains, furniture departments in department stores and catalogs. Among their leading customers are J.C. Penney, Sears HomeLife, Levitz Furniture and Wickes Furniture. There can be no assurance that the Company will continue to receive orders from existing major customers. Should the Company's principal customers discontinue the placement of orders, the Company would be materially adversely affected.

RELIANCE ON OUTSIDE SUPPLIERS

       The Company purchases a wide variety of raw materials for use in its manufacturing operations, including wood, gold leaf, plexiglass, matboards and composite resins. These materials are purchased from a wide variety of sources, and the Company has at least two, and often more, suppliers for each item used in its manufacturing process, and is therefore not dependent upon any sole supplier. Nevertheless, due to the specialized nature of the Company's business operations and materials requirements, should the present mix of suppliers change, a potential disruption to the Company's ability to manufacture, and a corresponding effect on revenues, could occur. Prices of certain commodities, including lumber, used in the Company's manufacturing operations fluctuate over time depending on factors such as weather and demand, which impact its availability and cause a corresponding increase in prices. Upward trends in prices could have a short-term negative impact on the Company's margins.

RELIANCE ON TRADE NAME REPUTATION

       The Company's custom frame operation is conducted under the tradename "A.P.F. Master Framemakers," which tradename has been used in the custom frame business since 1955 and which the Company acquired in 1990. The Company believes that its ability to market its high-end custom picture and mirror frames has been based largely upon its reputation as a reliable source of high-quality frames suitable for use by nationally known museums, art galleries, decorators, fine frame retailers and collectors. As a result of this reliance on its reputation, if the Company's custom frame products or service were to become considered unreliable, or otherwise receive negative recognition, these operations could experience a significant adverse impact. Similarly, many of Vanguard's products carry the trademark "Lee Reynolds(R)," which is a recognized name in the decorative accessories industry. If this trademark were to receive negative recognition, sales of Vanguard products would likely decrease, having a significant adverse impact on the Company's revenues.

COMPETITION

       Management believes that the sale of decorative accessories in the wholesale market is highly fragmented, with thousands of small, specialized manufacturers and distributors. Management is not currently aware of a manufacturer of upscale decorative accessories attempting to acquire or merge with several additional manufacturers of decorative accessories similar to the Company's acquisition strategy. However, there is no assurance that one or more other manufacturers may engage in such an acquisition strategy, and in that case such manufacturer or manufacturers may have greater financial resources than the Company to complete such acquisitions, resulting in the Company's loss of market share, which could materially adversely affect the Company's business and financial condition. Furthermore, there can be no assurance that the Company's acquisition strategy will be successful.

RELIANCE ON KEY PERSONNEL, SKILLED CRAFTSMEN AND SALESPERSONS; LACK OF "KEY PERSON" LIFE INSURANCE FOR KEY PERSONNEL

       The Company is highly dependent on the services of several key personnel. Max Munn, President and Chief Executive Officer of the Company, has held both positions since 1995. Mr. Munn is based in New York and maintains responsibility for corporate strategy and acquisitions. Effective January 1, 1998, the Company entered into a five-year employment agreement with Mr. Munn. Dennis D. D'Amore is currently Chief Operating Officer of Vanguard and Artmaster. Mr. D'Amore is based in Los Angeles and is responsible for the day-to-day operations of the Company's decorative accessories operations, including manufacturing, marketing, sales and product development. The loss of the services of any of these executive could have a material adverse effect upon the business and prospects of the Company. The Company does not currently maintain "key person" life insurance on any of its key personnel.

       The Company intends in the near future to create a number of senior management positions to help oversee the Company's growth and operations. The Company believes that its ability to manage its planned growth successfully will depend in large part on its ability to attract and retain highly skilled and qualified personnel. The inability to attract or retain such personnel could have a material adverse effect on the Company's business, financial condition and results of operations.

       APF relies on its skilled craftsmen and creative designers with specialized skills in the design and crafting of its frames and the manufacture of other of its products. Although the Company attempts to hire and train skilled craftsmen, the inability of the Company to retain skilled craftsmen and creative designers may adversely affect the division's operations. Furthermore, the Company is dependent on the showroom salespersons who have relationships with museum curators, art collectors, architects and other purchasers of "museum" quality picture frames. The loss of such persons could have a material adverse impact on the Company.

ENVIRONMENTAL REGULATIONS

       The Company is subject to federal, state and local governmental environmental protection laws, rules and regulations relating to its manufacturing operations. Any of these regulations could require the Company to acquire equipment or to incur substantial other expenses to comply with environmental regulations. If substantial additional expenses were incurred by the Company, product costs could increase significantly, thus materially adversely affecting the Company's business, financial condition and results of operations. The Company believes that its facilities are in material compliance with all applicable laws, rules and regulations, and that it has obtained all material permits necessary to conduct its business. Any failure by the Company to comply with present or future environmental laws, rules and regulations could result in fines imposed on the Company, suspension of production or cessation of operations, any of which could have a material adverse effect on the Company's business, financial condition and results of operations.

POSSIBILITY OF LITIGATION INVOLVING WORKS OF ART

       Although the Company endeavors to buy products which it believes the supplier has the right to distribute, in the event an artist of the distributed work claims that his or her copyright has been violated, the Company may be joined in any action against the supplier for infringement. Each of the Company's vendors is required to execute and return to the Company a certificate stating that the merchandise conforms to all federal and state laws as to labeling, brands, etc., and agreeing to indemnify the Company against claims arising from violation of trademark, patent or similar laws; however, there can be no assurance that the Company would be successful in enforcing any such agreement. The Company knows of no such claims which have been asserted nor lawsuits which have been threatened other than as disclosed herein. There can be no assurance that claims or lawsuits will not arise in the future or that the cost of defending such actions will not be material. There can be no assurance that the Company has obtained sufficient insurance coverage, or that the Company will have sufficient resources, to satisfy any such claims or lawsuits.

VOTING CONTROL BY A RELATED PARTY AND AN ESCROW AGENT

       Laurie Munn, wife of the Company's President and Chief Executive Officer, owns approximately 49%, and Michael Levine, Esq., as escrow agent, holds approximately 51% (the "Escrow Shares"), of the Company's issued and outstanding shares of Class B Common Stock, $.001 par value per share (the "Class B Shares"). Each Class B Share (except for the Escrow Shares) entitles the holder thereof to five non-cumulative votes per share, or in the aggregate approximately 42% of the votes, on all matters on which stockholders may vote at meetings of stockholders (assuming that none of the outstanding Redeemable Warrants are exercised or outstanding Series A Preferred Shares are converted). Accordingly, these two individuals may be in a position to influence the election of the Company's directors and the course of the Company's business affairs. The Escrow Shares are entitled to vote only in the event of the Company's default under its settlement agreement with Ann Stevens, a former Company executive. See "Possible Change of Control" below. The Company is not currently in default on its obligation under the settlement agreement. On January 8, 1998, Laurie Munn obtained an option to acquire the Escrow Shares in consideration, among other things, for her continuing personal guarantees of Company obligations to several lenders.

POSSIBLE CHANGE OF CONTROL

       In fiscal year 1996 and 1997, the Company experienced various legal proceedings among the Company's President and Chief Executive Officer, his wife, other members of the Company's Board of Directors, a former member of the Company's Board of Directors, and such former member's wife who was also a Company executive. The parties to these various actions have entered into various agreements in settlement of all differences. Under the terms of settlement, the Company must, among other things, provide over seven years beginning June 1996 bi-weekly payments in the amount of $3,654 to Ann Stevens in settlement of her employment agreement with the Company. Ms. Stevens' attorney, Michael Levine, Esq., has been appointed escrow agent and was issued the Escrow Shares (see "--Voting Control by Related Party and Escrow Agent") together with 7,500,000 Class A Shares. Mr. Levine is empowered to vote these shares, which represent in the aggregate approximately 48% of the votes on which stockholders may vote at meetings of stockholders, to replace the Company's Board of Directors in the event of the Company's default of its obligations under the settlement agreements. After the Company fully performs under the settlement agreements, the shares held in escrow will be returned to the Company.

       In addition to the foregoing, as part of the terms of the Agreement and Plan of Merger (the "MSI Merger Agreement") among the Company, its wholly-owned subsidiary Artmaster Studios, Inc. ("Artmaster"), and MSI, and certain former shareholders of MSI, Laurie Munn, the holder of 49% of the Class B Shares, executed an irrevocable proxy appointing Robert M. Perkowitz, as trustee for the former shareholders of MSI (the "Proxyholder"), as her attorney-in-fact, if an event of default occurs under either of the MSI Notes. The proxy appoints the Proxyholder to attend any meeting of shareholders of the Company in Ms. Munn's stead, and to vote the Class B Shares held by Ms. Munn in the Proxyholder's
complete and absolute discretion.   One of the MSI Notes further provides that
an event of default triggers the issuance to the Proxyholder of Class A Shares having a fair market value of $5 million. Accordingly, if an Event of Default occurs under the MSI Notes, the Proxyholder may be in a position to influence the election of the Company's directors and the course of the Company's business affairs.

POTENTIAL DILUTION OF CLASS A SHARES

       The issued and outstanding Class A Shares are subject to dilution. The Class B Shares (other than the Escrow Shares) are convertible into Class A Shares at the option of the holder on a one-for-one basis at any time after issuance, thereby increasing the number of Class A Shares outstanding. In addition, the issuance of additional Class B Shares could, under certain circumstances, have the effect of delaying or preventing a change in control of the Company and may adversely affect the voting and other rights of holders of Class A Shares.

       Each Series A Preferred Share is convertible commencing one year from the date of issuance, subject to adjustment, into three Class A Shares. The issuance of Class A Shares upon conversion of the Series A Preferred Shares would increase the number of Class A Shares outstanding. In addition, the Company has paid and may pay in the future dividends on the Series A Preferred Shares in the form of Class A Shares. Most recently, in January 1998 the Company issued Class A Shares having a market value of approximately $530,000 to the record holders of its Series A Preferred Shares in payment for accrued dividends that were payable in September 1996 and March 1997.

       In March 1998 and April 1998, the Company issued the Notes (including the attached Note Warrants), in the aggregate principal amount of $3,220,000. For a more complete discussion of the terms of the Notes and the Note Warrants, see "Material Changes" below.

       The anticipated financing requirements of the Company, as well as the proposed merger with Decor, will likely cause it to issue substantial amounts of its securities in the future by way of private or public offerings or exchange offerings of the Company's securities or other financing arrangements. It can be expected that such additional issuances will substantially dilute the public ownership as well as reduce the voting power and ownership percentage of Class A Shares issued in this offering or otherwise underlying the Class A Warrants, Class B Warrants, Class C Warrants, Series A Preferred Shares, the Notes and the Note Warrants. Inasmuch as the Company may, in the future, issue authorized shares of Common Stock or Preferred Stock without prior stockholder approval, there may be substantial dilution to the interests of the Company's stockholders. In addition, a stockholder's pro rata ownership interest in the Company may be reduced to the extent of the issuance or exercise of any options or warrants relating to the Class A Shares.

       The terms of the Agreement and Plan of Merger (the "Vanguard Merger Agreement") among the Company, its wholly-owned subsidiary Vanguard Acquisition Corp., Henlor and the former shareholders of Henlor provide for potential issuance of additional Class A Shares to the former shareholders of Henlor. If, on the second anniversary of the closing date of the Vanguard Merger Agreement, the Class A Shares issued to the shareholders of Henlor (which had a fair market value of $500,000 on the date of the Vanguard Merger Agreement) have a fair market value of less than $250,000, then the Company will either (i) issue additional Class A Shares until the former Henlor shareholders have Class A Shares with fair market value equal to $250,000 or (ii) pay the shortfall amount in cash to the former Henlor shareholders. Any consideration given under (i) or
(ii) must be given within 20 days of the second anniversary of the closing date.

       Provisions similar to those in the Vanguard Merger Agreement are contained in the MSI Merger Agreement. If, on the first anniversary of the closing date of the MSI Merger Agreement, the Class A Shares issued to the former shareholders of Henlor have a fair market value of less than $1.25 million, then the Company shall issue to such former shareholders additional Class A Shares until the former shareholders have Class A Shares equal to $1.25 million. Any additional issuance of Class A Shares must be made within 10 business days of the first anniversary of the closing date.

       The terms of one of the MSI Notes contains further provisions which, if invoked, would cause the issuance of a substantial number of Class A Shares. If an event of default occurs under such note, the Company is required to issue to Robert M. Perkowitz, as trustee for the former shareholders of MSI, additional Class A Shares with a fair market value of $5 million. An "Event of Default" under such MSI Note means a failure of the Company to make any interest or principal payment under the note within five days after the due date, unless cured within 10 days after receipt of written notice of the failure to pay.

VOLATILITY OF SHARE PRICE

       The trading prices of the Class A Shares may be subject to wide fluctuations. Factors such as variations in operating results, adverse results in litigation, governmental regulation or general economic and market conditions may adversely affect the market price of the Class A Shares.

NO DIVIDENDS ON CLASS A SHARES

       To date, the Company has never declared nor paid cash dividends on the Class A Shares. For the foreseeable future, the Company does not anticipate declaring or paying any cash dividends on the Class A Shares.

POTENTIAL RESCISSION RIGHTS

       From the date of the Company's Initial Public Offering on June 15, 1994 through June 1, 1998, the Company has issued approximately 1,959,579 Class A Shares upon the exercise of Redeemable Warrants and the conversion of Series A Preferred Shares. Certain of these Class A Shares may have been issued by the Company in violation of the requirement under the Securities Act of 1933, as amended, in that the Company may have failed to deliver to the purchasers of such Class A Shares a prospectus meeting the requirements of Section 10(a)(3) of the Securities Act of 1933, as amended. Accordingly, certain holders of such Class A Shares may have the right to recover from the Company the consideration paid for such Class A Shares or damages as prescribed by applicable securities laws.

CERTAIN PROVISIONS OF CERTIFICATE OF INCORPORATION AND BYLAWS; CERTAIN PROVISIONS OF VTR WARRANTS; POTENTIAL ANTI-TAKEOVER EFFECT

       The Company's bylaws contain provisions which may discourage certain transactions which involve an actual or threatened change in control of the Company. The bylaws provide that certain vacancies on the Board of Directors shall be filled by a majority of the remaining directors then in office, limit the ability to call a special meeting of shareholders, and require that no proposal by a shareholder be presented for vote at a special or annual meeting of shareholders unless the shareholder provides the Board of Directors or the secretary of the Company with written notice of intention to present a proposal for action at the meeting in accordance with the bylaws.

       As permitted by the Delaware General Corporation Law, the Company's Certificate of Incorporation provides that a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of the fiduciary duty of care as a director, except under certain circumstances including breach of the director's duty of loyalty to the Company or its stockholders or entering into any transaction from which the director derived an improper personal benefit. See "Indemnification of Directors and Officers" below.

       The Company has expressly not opted out of, and is therefore subject to,
Section 203 of the Delaware General Corporation Law regulating "business combinations" between Delaware corporations and "interested stockholders."
Under this provision, a corporation subject to Section 203 may not engage in any business combination with any interested stockholder for a period of three years from the date of such person became an interested stockholder unless certain conditions are satisfied. This provision may also have the effect of delaying or preventing a change in control of the Company.

       The terms of the issuance to VTR Capital, Inc. of warrants to purchase Series A Preferred Shares and Class C Warrants include an agreement by the Company that, while such warrants are outstanding, the Company will not enter into any merger or reorganize or take any other action which would terminate such warrants without the consent of the holder thereof.

NO ASSURANCE OF CONTINUED PUBLIC TRADING MARKET OR CONTINUED NASDAQ INCLUSION

       Prior to the Company's Initial Public Offering, which took place on June 23, 1994, there was no established trading market for any of the Company's securities. In connection with the Initial Public Offering, the Company applied for, and was granted, inclusion of the Class A Shares, the Class A Warrants and the Class B Warrants on the Nasdaq SmallCap Market ("NASDAQ"). The Class A Shares and Class A Warrants commenced quotation on NASDAQ on June 23, 1994 under the symbols "INTXA" and "INTXW," respectively, the Class B Warrants commenced quotation on NASDAQ on June 24, 1994 under the symbol "INTXZ," and the Series A Preferred Shares and the Class C Warrants commenced quotation on NASDAQ on September 18, 1995 under the symbols "INTXP" and "INTXL," respectively.
However, there can be no assurance given that the Company will be able to satisfy the requirements for continued quotation, that such quotation will otherwise continue or that any market for the Company's securities that has developed since completion of the Initial Public Offering will continue or be sustained. If for any reason, however, any of the Company's securities are not eligible for continued listing or a public trading market does not develop, purchasers of the Class A Shares, Series A Preferred Shares, Class A Warrants, Class B Warrants or Class C Warrants may have difficulty selling their securities should they desire to do so.

POSSIBLE NASDAQ DELISTING; POTENTIAL REGULATION AS A PENNY STOCK

       The continued trading of the Class A Shares on NASDAQ is conditioned upon the Company's meeting certain quantitative and qualitative requirements regarding assets, capital, earnings surplus, stock price and corporate governance features. The National Association of Securities Dealers, Inc. revised the standards for continued listing effective February 23, 1998, which standards include: (i) maintenance of any of (x) $2,000,000 of net tangible assets, (y) $35,000,000 of market capitalization, or (z) $500,000 of net income for two of the last three years; (ii) at least 500,000 shares in public float valued at $1,000,000 or more; (iii) a minimum bid price for Class A Shares of $1.00; (iv) at least two market makers; and (v) at least 300 holders of Class A Shares.

       As of March 31, 1998, the Company had net tangible assets of approximately $5,442,000. The Company has not received any notice from NASDAQ that the Company is not currently in compliance with the new requirements for continued listing. There can be no assurance that the Company will be successful in maintaining these criteria. To the extent the Company is unable to satisfy the new maintenance criteria, the Class A Shares will be subject to being delisted, and trading in the Class A Shares thereafter, if any, will likely be conducted in the over-the-counter markets in the so-called "pink sheets" or the National Association of Securities Dealers' Electronic Bulletin Board. As a consequence of any such delisting, it is expected that the stockholders of the Company would find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Class A Shares. In addition, any such delisting will make the Class A Shares substantially less attractive as collateral for margin and purpose loans, for investment by financial institutions under their internal policies or state legal investment laws, as consideration in future capital raising transactions.

       In the event that the Class A Shares are no longer approved for quotation on NASDAQ the Class A Shares may become subject to regulation as a "penny stock." The Commission has adopted regulations which generally define "penny stock" to be any equity security that has a market price or exercise price less than $5.00 per share, subject to certain exceptions, including listing on the NASDAQ. If the Class A Shares are removed from listing by NASDAQ and no other exception applies, the Class A Shares may become subject to the Commission's Penny Stock Rules, Rule l5g-1 through Rule l5g-9 under the Exchange Act. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the Commission relating to the penny stock market. The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the penny stock rules may restrict the ability of broker-dealers to sell the Company's securities and may affect the ability of holders to sell the Company's securities in the secondary market and the price at which such holders can sell any such securities. Rule l5g-9 under the Exchange Act imposes additional sales practice requirements on broker-dealers who sell such securities except in transactions exempted from such rule, including transactions meeting the requirements of Rule 505 or 506 of Regulation D promulgated under the Securities Act and transactions in which the purchaser is an institutional accredited investor or an established customer of the broker-dealer.


                                MATERIAL CHANGES

       In March 1998 and April 1998, the Company issued convertible notes (the "Notes") in the aggregate principal amount of $3,220,000. Of the Notes, notes in the principal amount of $1,700,000 (the "6% Notes") accrue at a rate of 6% per annum, with interest payable quarterly beginning July 1, 1998; any default in payment of interest triggers a default interest rate of 16% per annum. The maturity date of the 6% Notes is March 19, 2000. Events of default under these notes include: failure to make timely payment; breach of a covenant; breach of a representation or warranty; bankruptcy; judgments in excess of $50,000 which remain outstanding for 45 days; bankruptcy; delisting of the Class A Shares from NASDAQ; Commission stop trade order or NASDAQ trading suspension with respect to the Class A Shares for 10 days or more; or a failure to register the Class A Shares in accordance with the subscription agreements between the Company and the noteholders. $1,000,000 of the Notes are three year convertible subordinated notes secured by the stock of Henlor with an interest rate of 15%. These notes are convertible at the election of the holders into Class A Shares at a rate of $1.50 per share. The remaining $520,000 of the Notes are three
year unsecured subordinated debentures with an interest rate of 15%.   These
debentures are convertible at the holders' election into Class A Shares at a rate of $1.75 per share. Attached to certain of the Notes are warrants (the "Note Warrants") to purchase an aggregate of 225,333 Class A Shares with expiration dates identical to the maturity dates of the Notes to which they are attached. These exercise prices range from $1.75 to $2.00 per Note Warrant. In addition, 15,000 Class B Warrants and 301,000 Class C Warrants were issued in connection with the issuance of certain Notes.

       The 6% Notes are convertible into Class A Shares according to the following terms: one-half of the principal amount of the 6% Notes are convertible at the election of the noteholders from and after 180 days after the date of issuance and at any time prior to full repayment of the principal amount of the 6% Notes; the entire principal amount of the 6% Notes is convertible at the election of the noteholders from and after 270 days after the date of issuance and at any time prior to full repayment of the principal amount of the 6% Notes. The conversion price for the 6% Notes (the "Conversion Price") is the lower of (i) the closing bid price for the Class A Shares on NASDAQ; (ii) if the conversion date is less than 270 days after the date of issuance, 80% of the average closing bid price for Class A Shares on NASDAQ for the 5 trading days immediately preceding (but not including) the conversion date; or (iii) if the conversion date is more than 270 days after the date of issuance, 75% of the average closing bid price for Class A Shares on NASDAQ for the 5 trading days immediately preceding (but not including) the conversion date. The Conversion Price is adjustable in the event of a merger, sale of assets, reclassification of the Class A Shares, stock splits, and additional share issuances at less than the Conversion Price.

       On April 21, 1998, the Company and Decor Group, Inc., a Delaware corporation ("Decor"), entered into an Agreement and Plan of Merger approved by their respective Boards of Directors, whereby each issued and outstanding share of common stock, par value $.0001 per share, of Decor (other than those owned by the Company), will be converted into the right to receive 0.50 of the Company's Class A Shares. Upon and in the event of the consummation of the merger of Decor with and into the Company, the Company will engage in the design, manufacturing and marketing of metal wall, table and freestanding sculptures. The Company has been an affiliate of Decor since the inception of Decor in 1996, and as of the date of the announcement of the merger owned approximately 86% of the voting securities of Decor.

       On June 2, 1998, the Company announced that it had reached an oral agreement to purchase all of the issued and outstanding common stock of Windsor Art, Inc., a Missouri corporation ("Windsor"). Consummation of this transaction remains subject to the negotiation and execution of a definitive purchase agreement. Windsor engages in the manufacture and distribution of decorative mirrors and framed prints to furniture stores, designers, hotels and department stores throughout the United States.


                           DESCRIPTION OF SECURITIES

COMMON STOCK

       The Certificate of Incorporation of the Company authorizes the issuance of up to 60,000,000 shares of Class A Common Stock, par value $.001 per share ("Class A Shares"), of which 16,624,684 Class A Shares were issued and outstanding as of June 1, 1998. The holders of Class A Shares: (i) have equal ratable rights to dividends from funds legally available therefor, when, as and if declared by the Board of Directors of the Company; (ii) are entitled to share ratably in all of the assets of the Company available for distribution to holders of common stock, upon liquidation, dissolution or winding up of the affairs of the Company; and (iii) do not have preemptive or subscription rights and there are no redemption or sinking fund provisions applicable thereto. Each Class A Share is entitled to one non-cumulative vote per share on all matters on which stockholders may vote at meetings of stockholders. The Class A Shares are not convertible into any other securities of the Company. All issued and outstanding Class A Shares are duly authorized, fully paid and nonassessable.

PREFERRED STOCK

       The Certificate of Incorporation of the Company authorizes the issuance of up to 5,300,000 shares of Preferred Stock, $.01 par value per share. Prior to September 14, 1995, none of such Preferred Stock had been designated or issued. The Company's Registration Statement on Form SB-2 as amended by Form SB-2/A as filed on September 14, 1995 with respect to 460,000 shares of Series A 10% Cumulative Convertible Preferred Stock (the "Series A Preferred Shares") and 230,000 Redeemable Class WC Warrants to purchase Series A Preferred Shares at the exercise price of $5.50 per share was declared effective by the Commission. The Board of Directors is authorized to issue shares of Preferred Stock from time to time in one or more series and, subject to the limitations contained in the Certificate of Incorporation and any limitations prescribed by law, to establish and designate any such series and to fix the number of shares and the relative conversion rights, voting rights and terms of redemption (including sinking fund provisions) and liquidation preferences. If shares of Preferred Stock are issued with voting rights, such issuance could affect the voting rights of the holders of the Company's Class A Shares by increasing the number of outstanding shares having voting rights, and by the creation of class or series voting rights. Shares of Preferred Stock with conversion rights could potentially increase the number of Class A Shares outstanding. Issuance of Preferred Stock could, under certain circumstances, have the effect of delaying or preventing a change in control of the Company and may adversely affect the rights of holders of Class A Shares. Also, Preferred Stock could have preferences over the Class A Shares (and other series of stock) with respect to dividends and liquidation rights.

       SERIES A 10% CUMULATIVE CONVERTIBLE PREFERRED STOCK

       The Series A Preferred Stock consists of 2,870,000 shares, of which 666,638 shares were issued and outstanding on June 1, 1998. Each Series A Preferred Share is convertible at the election of the holder thereof into three Class A Shares. After September 17, 2000, each Series A Preferred Share is redeemable by the Company in whole or in part at $5.50 per share upon 30 days prior written notice. Each Series A Preferred Share is convertible commencing one year from the date of issue, subject to adjustment, into three shares of Class A Common Stock of the Company. The Series A Preferred Stock is entitled to a dividend, prior to any payment of dividends on the Class A or Class B Common Stock, of $0.50 per share per annum payable in semi-annual installments of $0.25 per share. If the Series A Preferred Stock dividend is not paid, it accumulates until paid in full to date. The Company may elect to pay the Series A Preferred Stock dividend either in cash or in shares of Class A Common Stock, which Class A Common Stock shall be issued for such purposes on the basis of the average closing prices of the Class A Common Stock for the ten business days prior to the date of declaration of the Series A Preferred Stock dividend. The Series A Preferred Stock shall not have any right to vote except to the extent, if any, required by Delaware law. Upon liquidation of the Company, each Series A Preferred Share is entitled to receive $5.00 plus accrued and unpaid dividends before any payment is made to the holders of Class A and Class B Common Stock.

REDEEMABLE WARRANTS

       Class A Warrants. Each Class A Warrant entitles the registered holder thereof to purchase one Class A Share and one Class B Warrant at a combined exercise price of $1.50 until June 30, 1998. The combined exercise price of the Class A Warrants as originally issued was $6.00 per Class A Warrant. On March 29, 1995 the Company announced that, because of certain sales of Class A Shares by the Company, the combined exercise price of each Class A Warrant had been reduced to $5.17 and each Class A Warrant now entitled the holder to purchase
1.1 Class A Shares and 1.1 B Warrants. On April 13, 1995 the Board of Directors, as permitted by the terms of the Warrant Agreements, reduced the combined exercise price of each of the Class A Warrants to $1.50 for one Class A Share and for one Class B Warrant in order to facilitate the sale of 300,000 shares of Class A Shares by the Company. The exercise price of the Class A Warrants is subject to adjustment under certain circumstances. Fractional shares will not be issued upon exercise of the Class A Warrants and, in lieu thereof, a cash adjustment based on the market value of the shares of Class A Common Stock immediately prior to the date of exercise will be made.

       The Class A Warrants are redeemable by the Company at any time after June 22, 1995, and prior to their exercise upon notice of redemption in writing to the Class A Warrant holders of record, by giving a 30-day notice of such redemption. The redemption price of the Class A Warrants is $0.01 per Warrant if the closing bid price per Class A Share has equaled or exceeded 120% of the exercise price of the Class A Warrants for 20 consecutive trading days prior to any such call for redemption. Any Class A Warrants so redeemed, and not exercised by the end of the date specified in the notice of redemption, will expire on the books of the Company and cannot be exercised. On May 7, 1997, the Company announced that it has extended the exercise period of the Class A Warrants to June 22, 1998 and on June 15, 1998 the Company announced that it had extended the exercise period of the Class A Warrants to June 30, 1998.

       Class B Warrants. Each Class B Warrant entitles the registered holder thereof to purchase one Class A Share at a purchase price of $2.00. The original exercise price of the Class B Warrants was $7.00, but was reduced on March 29, 1995 to $6.03. In January 1996, the Company announced that the exercise price of the Class B Warrants would be reduced to $2.00 per Class A Share. The exercise price of the Class B Warrants is subject to adjustment under certain circumstances. Fractional shares will not be issued upon exercise of the Class B Warrants and, in lieu thereof, a cash adjustment based on the market value of the shares of Class A Common Stock immediately prior to the date of exercise will be made.

       The Class B Warrants are redeemable by the Company at any time prior to their exercise after June 22, 1995, and upon notice of redemption in writing to the warrantholders of record, giving a 30-day notice of such redemption. The redemption price of the Class B Warrants is $0.01 per warrant if the closing bid price per Class A Share has equaled or exceeded 120% of the then exercise price of the Class B Warrants for 20 consecutive trading days prior to any such call for redemption. Any Class B Warrants so deemed, and not exercised by the end of the date specified in the notice of redemption, will expire on the books of the Company and cannot be exercised. The exercise period of the Class B Warrants is through June 22, 1999.

       Class C Warrants. Each Class C Warrant entitles the holder to purchase one share of Series A Preferred Stock during the five-year period commencing September 18, 1995 at a purchase price of $5.50, subject to the maintenance by the Company of a current registration statement filed with the Commission. Commencing one year from the date of issuance, each Class C Warrant shall be redeemable by the Company at a redemption price of $.05 per warrant upon thirty days prior written notice to holders; provided, however, that the closing average bid price of the Series A Preferred Stock in the over-the-counter market, for a period of twenty consecutive trading days prior to such call for redemption, shall have been 110% or more of the then effective exercise price of the Class C Warrants.

       The Class C Warrants pursuant to their terms are subject to adjustment upon the occurrence of certain events including subdivisions or combinations of the Class A Shares or Preferred Stock, as the case may be. The Company may at any time, and from time to time, extend the exercise period of the warrants, provided that written notice of such extension is given to the warrantholders prior to the expiration date then in effect. Also, the Company may reduce the exercise price of the warrants for limited periods or through the end of the exercise period if deemed appropriate by the Board of Directors of the Company. Notice of any reduction of the exercise price will be given to the warrantholders. Prior to any such extension or modification of the exercise price of such warrants, the Company may be required to amend the registration statement covering such securities or to file a new registration statement.

CONVERTIBLE NOTES AND NOTE WARRANTS

       6% Notes. The 6% Notes are convertible into Class A Shares according to the following terms: one-half of the principal amount of the 6%Notes are convertible at the election of the noteholders from and after 180 days after the date of issuance and at any time prior to full repayment of the principal amount of the 6%Notes; the entire principal amount of the 6% Notes is convertible at the election of the noteholders from and after 270 days after the date of issuance and at any time prior to full repayment of the principal amount of the Notes. The conversion price for the 6% Notes (the "Conversion Price") is the lower of (i) the closing bid price for the Class A Shares on NASDAQ; (ii) if the conversion date is less than 270 days after the date of issuance, 80% of the average closing bid price for Class A Shares on NASDAQ for the 5 trading days immediately preceding (but not including) the conversion date; or (iii) if the conversion date is more than 270 days after the date of issuance, 75% of the average closing bid price for Class A Shares on NASDAQ for the 5 trading days immediately preceding (but not including) the conversion date. The Conversion Price is adjustable in the event of a merger, sale of assets, reclassification of the Class A Shares, stock splits, and additional share issuances at less than the Conversion Price. Attached to the 6% Notes are warrants to purchase 198,333 Class A Shares at a price of $1.75 per Class A Share. The expiration date of these warrants is March 19, 2000, the maturity date of the 6% Notes.

       Other Notes. $1,000,000 of the Notes are three year convertible subordinated notes secured by the stock of Henlor with an interest rate of 15%. These Notes are convertible at the election of the holders into Class A Shares at a rate of $1.50 per share. The remaining $520,000 of the Notes are three year unsecured subordinated debentures with an interest rate of 15%. These debentures are convertible at the holders' election into Class A Shares at a rate of $1.75 per share. Attached to the notes secured by the Henlor stock are 286,000 Class C Warrants. Attached to the notes in the aggregate principal amount of $520,000 are warrants to purchase 27,000 Class A Shares at a price of $2.00 per Class A Share. The expiration date of these warrants is identical to the maturity date of the Notes to which they are attached. In addition, 15,000 Class B Warrants and 15,000 Class C Warrants were issued in connection with the notes in the aggregate principal amount of $520,000.

                              PLAN OF DISTRIBUTION

       The Class B Warrants covered by this Prospectus are issuable upon the exercise of outstanding Class A Warrants. The Class A Shares covered by this Prospectus are issuable upon (i) exercise of Class A Warrants and Class B Warrants (including Class B Warrants issuable upon exercise of Class A Warrants), (ii) exercise of the Note Warrants, (iii) conversion of Series A Preferred Shares (including Series A Preferred Shares issuable upon exercise of Class C Warrants) and (iv) conversion of the Notes. The Series A Preferred Shares covered by this Prospectus are issuable upon exercise of outstanding Class C Warrants.

       The Redeemable Warrants are exercisable by tendering to American Stock Transfer & Trust Company, New York (the "Warrant Agent") the appropriate exercise price along with the warrant certificate (with the election to purchase section on the reverse side of the certificate properly filled out). The Company shall then issue and sell such fully paid and nonassessable Class A Shares, Class B Warrants, and Series A Preferred Shares, as applicable, to the warrant holder as specified on the certificate so tendered. Payment of the exercise price shall be made in cash or by certified check or bank draft made payable to the order of the Company. Each Note Warrant is exercisable in full or in part by surrendering the warrant, together with the form of a subscription attached to the warrant certificate, to the Company at its principal office or at the office of its warrant agent accompanied by payment in an amount equal to the number of Class A Shares for which the warrant is being exercised multiplied by the exercise price.

        Commencing one year from the date of issue, each Series A Preferred Share is convertible at the option of the holder thereof, into three Class A Shares. The 6% Notes are convertible into Class A Shares according to the following terms: one-half of the principal amount of the 6%Notes are convertible at the election of the noteholders from and after 180 days after the date of issuance and at any time prior to full repayment of the principal amount of the 6%Notes; the entire principal amount of the 6% Notes is convertible at the election of the noteholders from and after 270 days after the date of issuance and at any time prior to full repayment of the principal amount of the Notes. The conversion price for the 6% Notes is determined pursuant to a formula based, in part, on the closing bid price for the Class A Shares. The remaining Notes are convertible into Class A Shares at any time at the election of the holder at conversion prices ranging from $1.50 to $1.75 per share. See "Description of Securities."


                                USE OF PROCEEDS

       Based on the number of Class A Warrants, Class B Warrants and Class C Warrants issued and outstanding as of June 1, 1998, and on the number of Class B Warrants for which outstanding Class A Warrants were exercisable as of such date, in the event that all such Redeemable Warrants are exercised prior to the applicable Warrant Expiration Dates and prior to their redemption by the Company pursuant to the terms thereof, the Company will receive (i) up to $3,891,442.50 upon the issuance of the Class B Warrants and Class A Shares underlying the Class A Warrants at an exercise price of $1.50 per Class A Warrant, (ii) up to $7,831,476.00 upon the issuance of the Class A Shares underlying the Class B Warrants (including the Class B Warrants issuable upon the exercise of the Class A Warrants) at an exercise price of $2.00 per Class B Warrant, and (iii) up to $14,140,500.00 upon the issuance of the Series A Preferred Shares underlying the Class C Warrants at an exercise price of $5.50 per Class C Warrant. In the event that all the Note Warrants are exercised prior to their applicable expiration dates, the Company will receive up to $401,082.75 upon the issuance of the Class A Shares underlying the Note Warrants. The Company will not receive any proceeds upon conversion of the Notes or Series A Preferred Shares into Class A Shares. The foregoing possible proceeds are before deduction of expenses, including legal, accounting and miscellaneous expenses payable by the Company, which are estimated to be $67,163.00. All such proceeds shall be applied towards the working capital of the Company.


                                    EXPERTS

       The Form 10-KSB for the year ended June 30, 1997 incorporated by reference in this Registration Statement has been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and is included herein in reliance upon the authority of said firm as experts in giving said report. Reference is made to said report which includes an explanatory fourth paragraph with respect to the Company's ability to continue as a going concern. The Company's Current Report on Form 8-K, as filed with the Commission on March 25, 1998 and as amended by the Company's Current Report on Form 8-K/A as filed with the Commission on May 26, 1998 incorporated by reference in this Registration Statement includes financial statements of Henlor which have been audited by Thomashow, Brown & Paialii LLP, independent public accountants, as indicated in their report with respect thereto, and is included herein in reliance upon the authority of said firm as experts in giving said report. Company's Current Report on Form 8-K, as filed with the Commission on April 6, 1998 and as amended by the Company's Current Report on Form 8-K/A as filed with the Commission on May 29, 1998 incorporated by reference in this Registration Statement includes financial statements of MSI which have been audited by Kellogg &

Andelson, independent public accountants, as indicated in their report with respect thereto, and is included herein in reliance upon the authority of said firm as experts in giving said report.


                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

       Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of the performance of their duties as directors and officers provided that this provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) arising under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

       The Delaware General Corporation Law provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's bylaws, any agreement, vote of shareholders or otherwise.

       The effect of the foregoing is to require the Company to indemnify the officers and directors of the Company for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

       The above discussion of the Company's Bylaws, Certificate of Incorporation and indemnification agreements and of Section 145 of the Delaware General Corporation Law is not intended to be exhaustive and is qualified in its entirety by such Bylaws, Certificate of Incorporation, indemnification agreements and statute.

       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

PART II   INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.
--------

       The fees and expenses payable by the Company in connection with the sale of the shares of Common Stock being registered are estimated as follows:

                                Amount
                                ------

  SEC Filing Fee............   $ 2,163

  Legal Fees and Expenses...    15,000*

  Accounting Fees...........    20,000*

  Consulting Fees...........         0

  Printing Expenses.........    25,000*

  Miscellaneous.............     5,000*

                Total.......   $67,163
                               -------

  _________

  * Estimated

Item 15.  Indemnification of Directors and Officers.
--------

  Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of the performance of their duties as directors and officers provided that this provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

  The Delaware General Corporation Law provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's bylaws, any agreement, vote of shareholders or otherwise.

  The effect of the foregoing is to require the Company to indemnify the officers and directors of the Company for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

  The above discussion of the Company's Bylaws, Certificate of Incorporation and indemnification agreements and of Section 145 of the Delaware General Corporation Law is not intended to be exhaustive and is qualified in its entirety by such Bylaws, Certificate of Incorporation, indemnification agreements and statute.

Item 16.    Exhibits.
--------

  5         Opinion of counsel as to legality of securities being registered.

  23.1      Consent of Arthur Andersen LLP, independent auditors.

  23.2      Consent of Kellogg & Andelson, independent auditors.

  23.3      Consent of Thomashow, Brown & Paialii LLP, independent auditors.


Item 17.  Undertakings.
--------

 The undersigned Company hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

        (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

        (ii) Reflect in the Prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

        (iii) Include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this Registration Statement;

 Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the
 --------  -------
 information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to
 Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

    (3) To remove from registration by means of post-effective amendment any of the securities which remain unsold at the termination of the offering.

 Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned Company hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mt. Vernon, State of New York, on June 25, 1998.

                  INTERIORS, INC.
                  a Delaware corporation



                  By:  /s/ MAX MUNN
                       --------------------------------------------------------
                       Max Munn, President, Chief Executive Officer and Chief
                        Financial Officer

  In accordance with the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to Registration Statement on Form S-3 was signed by the following persons in the capacities and on the dates stated.


Signature                                  Title                    Date
---------                                  -----                    ----

/s/ MAX MUNN                    President, Chief Executive          June 25, 1998
------------------------------  Officer, Chief Financial
Max Munn                        Officer (Principal Accounting
                                Officer), Director



                                Director
------------------------------
John D. Mazzuto



/s/ ROGER LOURIE                Director                            June 25, 1998
------------------------------
Roger Lourie


/s/ RICHARD A. JOSEPHBERG       Director                            June 25, 1998
------------------------------
Richard A. Josephberg

                                 EXHIBIT INDEX


Exhibit No.    Description
-----------    -----------

        5      Opinion of counsel as to legality of securities being registered.

        23.1   Consent of Arthur Andersen LLP, independent auditors.

        23.2   Consent of Kellogg & Andelson, independent auditors.

        23.3   Consent of Thomashow, Brown & Paialii LLP, independent auditors.